Exhibit 99.2

                   TransNet Corporation Wins 700,000 IT Award

/FOR IMMEDIATE RELEASE/                                  Contact: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY - October 27, 2009- TransNet Corporation (OTCBB: TRNT), a leading VoIP and IT sales and service provider, today announced today that it won a $700,000 award by a New Jersey school district for the first phase of its district-wide security system project. Under this award, TransNet will lay the foundation for a modern, proactive, full-spectrum security solution designed to protect students, staff, and visitors, as well as school district buildings and property. The first phase of the project installs video surveillance and access control into an entirely IP-network based system. The installation will begin in November 2009. A second phase award of $300,000 is anticipated. The district's existing VoIP system, in place at its high school complex, was designed, provided, installed, and is maintained, by TransNet.

TransNet designed the security system to integrate equipment from various IT manufacturers, with Cisco Systems Physical Security solutions at its heart. Cameras, digital recorders, door locks, and other security devices will all connect to the district network. Authorized personnel can have access to the system anywhere, any time, via any network-attached device - even a smartphone. Subsequently, systems such as these can include voice and messaging systems to provide better alerting and reporting, such as generating messages (individually or EN MASSE) to more quickly respond to situations, and to alert members of the district community - for the greater safety for all involved.

TransNet is at the forefront of satisfying the growing demand for products and services that, at their core, maintain and enhance the safety of not only schools and their teachers and students, but commercial properties as well, particularly those with multiple locations. Because of the critical nature of physical security, federal stimulus and/or public or private funding will be available for the design, installation, and maintenance of many of these networks, despite other budgetary constraints.

ABOUT TRANSNET

TransNet Corporation is a leading Unified Communications [Voice over Internet Protocol ("VoIP"), Presence, emergency messaging, and more] and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

The statements contained in this press release that are forward-looking statements are based on current management expectations that involve risk and uncertainties. Potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; dependence on key vendors; continued competitive and pricing pressures in the industry; product supply shortages; open-sourcing of products of vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings; capital and financing availability; and other risks set forth in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially from those expressed or implied from the statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.